Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com

FOR IMMEDIATE RELEASE: February 28, 2006	News ACTT.PK

ACT TELECONFERENCING SUCCESSFULLY COMPLETES RIGHTS OFFERING

79,600 Series AA Preferred Shares sold generating $7.96 million for the Company

Company pays off $7 million bridge loan with proceeds

DENVER – ACT Teleconferencing, Inc. (ACTT.PK), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced the successful completion of its rights offering and the repayment of its $7 million bridge loan, plus accrued interest, to Dolphin Direct Equity Partners, LP (“Dolphin”), a New York-based private equity fund.

On June 30, 2005, the Company entered into a Purchase Agreement with Dolphin providing for the sale of up to 160,000 shares of Series AA Convertible Preferred Stock priced at $100 per share to generate proceeds of $16 million. Dolphin purchased 80,400 shares of the stock in a private offering on August 19, 2005. The remaining 79,600 shares were sold in a rights offering commencing January 17, 2006 and expiring on February 21, 2006.

Common shareholders purchased 13,622 shares of Series AA Preferred Stock in the rights offering. After exercising its over-subscription rights for the balance of the shares, Dolphin owns approximately 46.5% of the Company’s Common Stock on a converted basis and based on the stated value of each share of the Series AA Preferred Stock.

Proceeds of $7.96 million were generated from the sale of 79,600 shares of the preferred stock. The Company used the proceeds to satisfy the $7 million bridge loan from Dolphin, plus accrued interest. The balance of the funds will be used for working capital and to pay expenses related to the rights offering.

“Last year at this time, we had over $14 million of debt. With the completion of the rights offering, we have satisfied the majority of our debt,” Said ACT Teleconferencing’s CEO Gene Warren. “Dolphin continues to support the Company and its shareholders, as we turn our primary focus to introducing new products, expanding our sales channels, and growing our customer base.”

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT has integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company has an international video presence with three global video conferencing call centers located in North America, Europe and Asia Pacific. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the U.K. and the U.S., and virtual locations throughout the global excellence in teleconferencing

Australia    Belgium    Canada    France    Germany    Hong Kong    The Netherlands    Singapore    United States    United Kingdom

world, including Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-235-6772; e-mail: lkaiser@acttel.com

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